Exhibit A
                         WLR FOODS, INC.
        AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN


          1. Establishment of Plan. WLR Foods, Inc. (the Company, which term includes subsidiaries of the Company unless the context otherwise requires) hereby adopts the WLR Foods, Inc. Amended and Restated Employee Stock Purchase Plan (the Plan), effective on August 30, 1994, to be implemented by November 1, 1994, or as soon as administratively feasible.

          2. Purpose. The purpose of the Plan is to provide eligible employees of the Company a convenient means to acquire shares of the Company's common stock, no par value (Common Stock), through payroll deductions and as otherwise described herein. The Plan is established as a "qualified" employee stock purchase plan and, as such, is intended to qualify under Sections 401(a) and 423 of the Internal Revenue Code. Transactions under this Plan are intended to be exempt under new Rule 16b-3, or its successor (Rule 16b-3), promulgated pursuant to the Securities Exchange Act of 1934 (the Exchange Act), and, to that end (i) this Plan shall be submitted for approval by the voting shareholders of the Company at the next annual meeting of shareholders, and (ii) this Plan provides for broad-based employee participation and does not discriminate in favor of highly compensated individuals.


          3. The Administrator. The Company's Director of Shareholder Services, in cooperation with the Human Resources Department (the Administrator), shall administer the Plan as described herein. For each eligible employee participating in the Plan (Participant), the Administrator will establish an individual account which will reflect the number of shares of Common Stock in such account, including fractions computed to five decimal places, and cash to be invested (Participant's Account). The Administrator shall arrange for the custody of stock certificates, maintain ongoing records, maintain and circulate Plan information to employees, send Statements of Accounts (as hereinafter defined) to Participants, and perform other administrative duties relating to the Plan. Further, the Administrator shall establish certain administrative procedures which may be modified from time to time without a formal amendment to the Plan. Any question or issue of interpretation arising under the Plan shall be resolved by the Administrator.

          4. The Independent Agent. The Company shall retain a broker-dealer registered under the Exchange Act of the 1934 (the Exchange Act) to act as an agent of the Company in the open market purchases of Common Stock under the Plan (Independent Agent).

          5.   Eligibility and Participation.

               (a)  Eligibility.  Any employee who (1) has
satisfied the Company's ninety-day probationary period, and (2) is regularly scheduled to work at least twenty (20) hours per week and at least five (5) months per year shall be eligible to participate in the Plan. Notwithstanding the foregoing, no employee shall be granted an option under the Plan (1) if, immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to
Section 424(d) of the Internal Revenue Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary or

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parent of the Company, or (2) which permits such employee's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary of the Company to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00), valued at fair market value, exclusive of any discount, (determined at the time such option is granted) for any calendar year in which such option is outstanding at any time.

                    Further, with respect to Participants who are "reporting persons" under Section 16 of the Exchange Act (Reporting Persons), the following eligibility restrictions apply: (i) upon receipt of a Reporting Person's request for issuance of stock certificates for Plan shares held on his behalf as described in Section 11; (ii) upon receipt of a Reporting Person's notice of withdrawal from the Plan as described in
Section 12; or (iii) upon termination of a Reporting Person as described in Section 13, all payroll deductions by the Participant and purchases by the Administrator or Independent Agent under the Plan (except dividend reinvestment, if applicable) on behalf of such Reporting Person shall cease until six months have elapsed from the date of such stock issuance, withdrawal or termination.

               (b) Participation. An eligible employee may participate in the Plan by completing and returning to the Administrator a payroll deduction form in a format approved from time to time by the Administrator (Enrollment Form). An employee will become a Participant in the Plan as soon as administratively feasible following the Company's receipt of his Enrollment Form.


                    All payroll deductions shall be in
whole-dollar amounts, and will be credited to such Participant's account under the Plan. The minimum contribution that may be authorized by a Participant shall be Five Dollars ($5.00) per week, and the amount of a Participant's contribution shall be subject to the limitations set forth in Section 6(a) above. A Participant may change the amount of his authorized payroll deduction by completing a new Enrollment Form which shall be effective as soon as administratively feasible following the Company's receipt of such Form. However, a Participant may not make any additional payments to his account. If a Participant ceases to receive compensation because of authorized leave of absence, sick leave, military service or temporary layoff, or if he becomes temporarily ineligible to participate in the Plan by reason of a change of status of his employment with the Company, his payroll deduction shall be automatically suspended.

               (c) Miscellaneous. No interest will be paid on funds held by the Company pending investment.

          6.   Stock Purchases.

               (a) Grant of Options. Subject to the limitations set forth in Section 6(f), on the first Friday of each calendar month (the Option Date), a participating employee shall be deemed to have been granted an option to purchase a maximum number of shares of stock of the Company equal to an amount determined as follows: 1) the amount the employee has elected to have withheld during the period beginning on the Option Date and ending on the last Friday of the calendar month, divided by 2) a percentage of the market value of the stock as of the Option Date, which percentage shall be set by the Company from time to time but which in no event shall be less than 85% (the Employee Purchase Ratio). Market value shall be determined as provided in Paragraphs (d) and (e) below.

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               (b)  Exercise of Options.  A Participant's option
to purchase shares will be exercised automatically during the Investment Period or on the Investment Date (both as hereinafter defined) as the case may be, and the maximum number of shares subject to such option, computed to five decimal places, will be purchased for such Participant at the applicable option price with the accumulated payroll deductions and cash dividends
(credited pursuant to Section 7 herein) in such Participant's Account. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by suchParticipant.

                    Any cash balance remaining in a Participant's Account after the exercise of the options granted herein will be carried forward in the Participant's Account for the purchase of Common Stock during the next Investment Period or on the next Investment Date, as the case may be, unless the Participant withdraws from the Plan as provided in Section 12 herein.

                    The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the exercise date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares. Each share of Common Stock allocated to a Participant's Account shall be completely vested in the Participant. However, the Common Stock may be held in the name of the Plan, the Administrator, or the Administrator's nominee.

               (c) Purchases of Stock. The Company will have sole discretion as to whether Common Stock purchased under the Plan will be purchased in the open market by the Independent Agent or purchased directly from the Company from authorized but unissued shares. The Administrator will notify the Independent Agent prior to the commencement of the Investment Period (as hereinafter defined) if shares are to be purchased for the Plan in the open market. The proceeds of any purchase of authorized but unissued shares will be used by the Company for general Company purposes. For all purposes under this Plan, in the event that a date on which a stock price is to be determined by reference to the National Association of Securities Dealers Automated Quotations National Market System (NASDAQ/NMS) is not a trading date, the stock price shall be determined by reference to NASDAQ/NMS quotations as of the last trading date preceding such date.

               (d) Open Market Purchases. If Common Stock is to be purchased in the open market, the Independent Agent shall purchase the stock during a period beginning the first Friday of the calendar month and ending five (5) trading days thereafter, or such longer period as may be necessary to satisfy the requirements of Rule 10b-18 of the Exchange Act, if applicable (the Investment Period). Open market purchases will be made at the lowest current independent offer quotation reported by the National Association of Security Dealers Automated Quotations/National Market System (NASDAQ/NMS). In all other respects, open market purchases shall be made in such manner as the Independent Agent in its sole discretion determines. For open market transactions, the Participants' option price per share will be the Employee Purchase Ratio times the weighted average price, excluding brokerage commissions, paid by the Independent Agent for all shares purchased during the Investment Period. Any excess of the actual purchase price over the Participant's option price per share shall be paid by the Company.

               (e)  Purchase of New Issue Shares.  If the
Administrator so decides, new issue Common Stock shall be purchased for the Plan directly from the Company on the first Friday of the calendar month (Investment Date). The price of such new issue stock shall be the Employee Purchase Ratio times

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the average of the closing bid and ask prices of the Common Stock as quoted by NASDAQ/NMS on the Investment Date. If shares are purchased both in the open market and directly from the Company, the price will be the Employee Purchase Ratio times the weighted average price (as provided in subparagraphs (d) and (e) of this Section 6) of all shares.

               (f) Minimum Exercise Price. Notwithstanding the foregoing, in no event shall the option price be less than the lower of: (1) Eighty-five percent (85%) of the fair market value of the stock at the time such option is granted, or (2) Eighty-five percent (85%) of the fair market value of the stock at the time such stock is purchased.

               (g) Maximum Number of Shares. The maximum number of shares which shall be reserved for sale under the Plan shall be 1,500,000, subject to adjustment upon changes in capitalization of the Company.

          7. Dividend Reinvestment. Cash dividends received on shares of Common Stock purchased under the Plan will be applied to the purchase of additional shares during the Investment Period or on the Investment Date, as the case may be, next following the payment of dividends by the Company. Cash dividends will be reinvested at the prices described in subparagraphs (d) and (e) of Section 6. Any stock dividends or shares issued pursuant to any stock split with respect to the shares of Common Stock held in a Participant's Account will be credited to the Participant's Account on a proportionate basis.

          8. Voting Rights. The Administrator will not vote Common Stock held for a Participant's Account. A Participant will have all rights of a shareholder as soon as there are shares of Common Stock (whole or fractional) credited to the Participant's Account. Proxy materials will be forwarded to each Participant of record to be voted at his discretion, and all other communications from the Company to its shareholders will be forwarded to each Participant.

          9. Expenses. The Company will bear the expense of administering the Plan and all fees, including brokerage commissions, of the Independent Agent in connection with its purchase of shares of Common Stock, as well as the purchase price discount in the event shares are purchased on the open market.

          10. Reports to Participants. The Administrator will render a quarterly Statement of Account to each Participant no later than fifteen (15) business days after the end of the Investment Period or Investment Date, as the case may be, next following the fiscal quarter to which the Statement of Accounts relates. Such statement will show the following information for the quarter:

               (a)  Total amount invested by the Administrator;

               (b)  Shares of Common Stock allocated to the
                    Participant's Account;

               (c)  The cost per share of allocated Common Stock;

               (d) The number of shares of Common Stock for which certificates have been issued, if any; and

               (e) The beginning and ending balances in the Participant's Account.

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          11.  Delivery.  Except as otherwise provided in this
Section 11, a stock certificate will be issued to a Participant for any or all full shares of Common Stock in the Participant's Account as soon as administratively feasible following the Company's receipt of the Participant's written request therefor. Automatic reinvestment of dividends will continue with respect to any remaining shares or fraction of share of Common Stock in the Participant's Account as long as the Participant has not withdrawn from the Plan as described in Section 12 herein. If the Participant has withdrawn from the Plan, or subsequently withdraws from the Plan, automatic reinvestments of dividends will continue only if one or more whole shares of Common Stock remains in the Participant's Account; otherwise, the Participant will be deemed terminated and his Account will be closed as described in Section 13 herein.

               Withdrawals may not be made prior to two (2) years from the date on which such shares were purchased, except upon the termination of a Participant's employment, or upon approval by the Administrator, in the Administrator's sole discretion. Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the purchase date of the share to which they relate.

               Notwithstanding anything in this section to the contrary, stock held by the Plan on the effective date hereof may be withdrawn by a Participant at any time prior to the expiration of the period ending sixty (60) days after the date the Plan is implemented. All shares remaining in a Participant's Account at the expiration of the sixty (60) day period, and all shares credited to a Participant's Account on or after the implementation date hereof, shall be subject to the restrictions set forth herein.

          12. Withdrawal from Plan. A Participant may withdraw from the Plan by ceasing payroll deductions made on his behalf pursuant to a written notice of withdrawal in a format approved from time to time by the Administrator (Withdrawal Form). Withdrawal shall be deemed to have occurred as soon as is administratively feasible for the Company to effect the withdrawal following the Company's receipt of the Withdrawal Form. Any funds held for investment on behalf of a withdrawing Participant as of the date of his withdrawal shall be invested on his behalf at the next Investment Period or Investment Date, as the case may be. At the election of the Participant appropriately noted on the Withdrawal Form, a withdrawing Participant may elect to have issued to him a stock certificate for any or all full shares of Common Stock in the Participant's Account, subject to the restrictions set forth in Section 11. Automatic reinvestment of dividends will continue with respect to any shares of Common Stock not withdrawn by the Participant notwithstanding his status as a withdrawn Participant; provided, however, that if only a fraction of a share remains in the Participant's Account, the withdrawn Participant will be deemed terminated and his account will be closed as described in
Section 13 herein.

               Notwithstanding the foregoing, a Participant's payroll deductions may be suspended upon request or as provided in Section 5(b). In such event, a Participant will not be deemed terminated from the Plan provided at least one full share remains in the Plan.

          13. Termination. Upon termination of employment of a Participant for any reason, whether by voluntary or involuntary termination, death or disability, a Participant will be deemed terminated from the Plan. Any funds held for investment on behalf of a terminated Participant as of the date of termination shall be invested on his behalf at the next Investment Period or Investment Date, as the case may be. A stock certificate for all of the full shares of Common Stock in the terminated Participant's Account shall be issued to the Participant.

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Certificates for fractional shares will not be issued; rather, a cash adjustment will be made for any fraction of a share based on the closing bid and ask prices of Common Stock as quoted by NASDAQ/NMS on the termination date.

          14. Transferability. Neither payroll deductions credited to a Participant's Account, nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or by the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds as provided in Section 12.

          15. Amendment and Termination of the Plan. The Company reserves the right to suspend, modify or terminate the Plan at any time. Further, the Company shall have the right to change the Employee Purchase Ratio, but may not change such ratio to less than 85% of the fair market value. The Participants shall be given notice of the same as soon as possible following such suspension, modification or termination. No suspension, modification or termination will affect any Participant's interest in the Plan which has accrued prior to the date of the same. In the event of the termination of the Plan, the Administrator will make a distribution of Common Stock and cash as if each Participant had been terminated, described in
Section 13.

               The transactions under this Plan are intended to comply with Rule 16b-3, and the Company may, but shall not be required to, submit any proposed Plan amendment to the voting shareholders of the Company for their approval to assure continued compliance if such amendment would, with respect to Reporting Persons, (i) materially increase the benefits accruing under the Plan, (ii) materially increase the number of securities which may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan.

          16. Risk of Stock Ownership. The Participant assumes all risks inherent in the ownership of any Common Stock purchased under the Plan, whether or not actual stock certificates therefor have been issued to the Participant. A Participant has no guarantee against a decline in the price or value of the Common Stock and the Company assumes no obligation for repurchase of the Participant's Common Stock purchased under the Plan. A Participant has all the rights of any other holder of Common Stock with respect to the shares of Common Stock issued to him under the Plan.

          17. Liability of the Company and Administrator. Neither the Company nor the Administrator shall be liable for any acts done in good faith or any good faith omission to act, nor shall they be liable in any event for any claims of liability (a) with respect to the prices at which Common Stock is purchased for a Participant's Account and the time which such purchases are made, (b) for any fluctuation in the market value before or after purchase of Common Stock, (c) for continuation of a Participant's Account until administratively feasible to give effect to any notices described herein or (d) with respect to any tax liability incurred by a Participant in connection with the Participant's participation in the Plan.

          18. Federal Income Taxes. The Administrator shall make such tax reports to the Internal Revenue Service, the Participants, and otherwise as required by law.

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          19.  Correspondence.  All correspondence and notices to
the Company and Administrator (which shall be effective when actually received) shall, at the election of the Participant, be hand-delivered or mailed, postage pre-paid, to either the Director of Human Resources of the Company or Company subsidiary by which they are employed, or the Director of Shareholder Services, WLR Foods, Inc., P.O. Box 7000, Broadway, Virginia 22815-7000.

               All correspondences and notices to Participants may, at the election of the Company or Administrator, (i) be delivered by desktop delivery, sent by Company mail, or posted in designated places for employee communication, (ii) be mailed, postage pre-paid, to the address shown on the Participant's Enrollment Form or such new address as the Participant provides in writing to the Administrator.


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          20.  Miscellaneous.
               (a)  General.  Except as expressly provided
herein, a Participant shall have no right to draw checks or drafts against his Participant's Account or to instruct the Administrator to perform any acts not expressly provided for herein. This Plan shall be governed by the laws of the Commonwealth of Virginia except to the extent superseded by federal law.

               (b) Rule 16b-3. With respect to any Participant who is a Reporting Person, transactions under the Plan are intended to comply with Rule 16b-3. To the extent any provision of the Plan or any action by a person acting under the Plan fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

          IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its officer duly authorized, as of this _____ day of _______________________, 1994.

                     WLR FOODS, INC.

                     By: ______________________________________


                     Its: ______________________________________































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